Exhibit 99.1

Press Release
www.shire.com

Holding(s) in Company

March 16, 2016 - Shire plc (LSE: SHP, NASDAQ: SHPG)

1. Identity of the issuer or the underlying issuer of existing shares to which voting rights are attached: ii	Shire plc
2 Reason for the notification (please tick the appropriate box or boxes):
An acquisition or disposal of voting rights	X
An acquisition or disposal of qualifying financial instruments which may result in the acquisition of shares already issued to which voting rights are attached
An acquisition or disposal of instruments with similar economic effect to qualifying financial instruments
An event changing the breakdown of voting rights
Other (please specify):
3. Full name of person(s) subject to the notification obligation: iii	Harbor International Fund (a series of Harbor Funds, a Delaware Statutory Trust)
4. Full name of shareholder(s) (if different from 3.):iv
5. Date of the transaction and date on which the threshold is crossed or reached: [v]	Trade Date: March 9, 2016 Settlement Date: March 11, 2016
6. Date on which issuer notified:	March 15, 2016
7. Threshold(s) that is/are crossed or reached: vi, vii	3% of issuer’s voting rights

8. Notified details:
A: Voting rights attached to shares viii, ix
Class/type of shares if possible using the ISIN CODE	Situation previous to the triggering transaction	Resulting situation after the triggering transaction
Number of Shares	Number of Voting Rights	Number of shares	Number of voting rights	% of voting rights [x]
Direct	Direct xi	Indirect xii	Direct	Indirect
Common SEDOL: B2QKY05	17,591,183	17,591,183	17,936,613	17,936,613	N/A	3.03%	N/A

B: Qualifying Financial Instruments
Resulting situation after the triggering transaction
Type of financial instrument	Expiration date xiii	Exercise/ Conversion Period xiv	Number of voting rights that may be acquired if the instrument is exercised/ converted.	% of voting rights
N/A	N/A	N/A	N/A	N/A

C: Financial Instruments with similar economic effect to Qualifying Financial Instruments xv, xvi
Resulting situation after the triggering transaction
Type of financial instrument	Exercise price	Expiration date xvii	Exercise/ Conversion period xviii	Number of voting rights instrument refers to	% of voting rights xix, xx
N/A	N/A	N/A	N/A	N/A	Nominal	Delta
N/A	N/A

Total (A+B+C)
Number of voting rights	Percentage of voting rights
17,936,613	3.03%

9. Chain of controlled undertakings through which the voting rights and/or the financial instruments are effectively held, if applicable: xxi
N/A

Proxy Voting:
10. Name of the proxy holder:	N/A
11. Number of voting rights proxy holder will cease to hold:	N/A
12. Date on which proxy holder will cease to hold voting rights:	N/A

13. Additional information:	Completed in Chicago, Illinois, USA on March 15, 2016
14. Contact name:	Jodie L. Crotteau Assistant Secretary
15. Contact telephone number:	312-443-4428

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

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